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                               CYBERSENTRY, INC.
                      412 EAST MADISON STREET, SUITE 1200
                             TAMPA, FLORIDA 33602
                              TEL (813) 228-0688
                              FAX (813) 222-0875


Barry N. Summer, Assistant Director
United States Securities and Exchange Commission
Division of  Corporation Finance
Washington, D.C. 20549


                                                       July 12, 1999

Re:  CyberSentry, Inc.
     Registration Statement on Form 10
     Filed on May 15, 1999
     File No. 0-26077

Dear Mr. Summer:

        Inasmuch as CyberSentry, Inc. is still in the process of responding to your comments, dated June 25, 1999, we hereby withdraw the Form 10 registration statement filed on behalf of CyberSentry, Inc. on May 15, 1999; the same being File No. 0-26077.

        As soon as we are able to respond we shall refile addressing your comments.


                                 Respectfully,


                                 Gerald  A. Resnick, President